Exhibit 4.C




                            AMENDMENT TO SAVINGS AND
                            STOCK INVESTMENT PLAN FOR
                               SALARIED EMPLOYEES
                               ------------------

The following Paragraphs and Subparagraphs of the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees ("SSIP") are hereby amended in their entireties to read as follows effective as of the date the Board of Directors of the Company declares a dividend on common stock and Class B Stock of the Company payable in shares of Class A Common Stock of Associates First Capital Corporation.


Paragraph I, Subparagraph 12

"Company Stock" shall mean common stock of the Company; provided, however, that during the Participating Stock Investment Period, such term shall include, to the extent directed by the Secretary or Vice President and Treasurer of the Company, Participating Stock.


Paragraph I, Subparagraph 13

"Current market value" shall mean, with reference to Company Stock that is common stock, the closing market price on the New York Stock Exchange on the day in question or, if no sales were made on that date, the closing market price on the next preceding day on which sales were made. With reference to Participating Stock, the term "current market value" shall mean the value, as of the close of trading on the New York Stock Exchange on the date in question, as determined in accordance with procedures determined by the Company based on the advice of an independent party designated by the Secretary or Vice President and Treasurer of the Company.


Paragraph I, Subparagraph 40

"The Associates" shall mean Associates First Capital Corporation.


Paragraph I, Subparagraph 41

"Participating Stock" shall mean either Series C Participating Stock of the Company or depositary shares representing a fractional interest in such stock.


Paragraph I, Subparagraph 42

"Participating Stock Investment Period" shall mean the period during which the Ford Stock Fund holds Participating Stock pursuant to directions to the Trustee from the Secretary or Vice President and Treasurer of the Company, which period shall commence by the second business day preceding the record date with respect to a dividend on common and Class B Stock of the Company in shares of Associates

Stock and shall end on the date the Ford Stock Fund no longer holds Participating Stock, whether pursuant to conversion of such stock by its own terms or pursuant to conversion upon direction from the Secretary or Vice President and Treasurer of the Company, which period shall not exceed fourteen
(14) days.


Paragraph I, Subparagraph 43

"Restricted Period" shall mean the period commencing immediately following the public announcement by the Company of a decision by the Board of Directors of the Company to declare a dividend on Company Stock that is common stock in shares of Associates Stock (but not before 7:00 am Eastern time on the day of such announcement, except that such period may begin as of such earlier time as the Company has reason to believe that information regarding the timing of same has become public knowledge prior to a public announcement by the Company) and ending at 4:00 pm Eastern time on the second business day immediately following the record date for such dividend or as soon as reasonably practicable thereafter (as determined by the Secretary or Vice President and Treasurer of the Company).


Paragraph I, Subparagraph 44

"Reinvestment Period" shall mean the period beginning with the payment of a Special Cash Dividend and extending throughout such period as is necessary to allow such cash dividend to be reinvested in Company Stock in accordance with subparagraph 1 of Paragraph XVIII and consistent with directions from the Company, which directions may be given by the Secretary or Vice President and Treasurer of the Company.


Paragraph I, Subparagraph 45

"Special Cash Dividend" shall mean a special cash dividend in lieu of a dividend in Associates Stock payable on Participating Stock held in the Ford Stock Fund.


Paragraph VII

Member's Election As to Investment of Funds. A member's regular savings contributions and tax-efficient savings contributions each shall be invested as the member shall elect with respect to each in one or more of the Ford Stock Fund, the Associates Stock Fund (until, but not after the beginning of the Restricted Period), the Common Stock Fund, the Bond Fund, the Interest Income Fund, the Income Fund (for contributions made prior to January 1, 1996), the Fidelity Magellan Fund, the Fidelity Contrafund, the Fidelity Overseas Fund, Fidelity Asset Manager: Income, Fidelity Asset Manager, Fidelity Asset Manager:
Growth and any of the Additional Mutual Funds listed in Appendix A, provided that the amount contributed to any investment election shall be at least five percent of the amount contributed; contributions in excess of five percent shall be made in increments of one percent.

A prospectus for the Fidelity Magellan Fund, the Fidelity Contrafund, the Fidelity Overseas Fund, the Fidelity Asset Manager: Income, the Fidelity Asset Manager, the Fidelity Asset Manager: Growth, all of which are mutual funds, or for any of the Additional Mutual Funds listed in Appendix A shall be delivered promptly to any employee upon request of such employee.

The Committee may in its discretion make additions to or deletions from the Additional Mutual Funds listed in Appendix A.

A member's initial investment election hereunder shall be stated in his or her notice of election to participate or Salary Reduction agreement. Each investment election hereunder shall remain in effect until changed by the member, and may be changed effective for any pay period in respect of regular savings contributions or tax-efficient savings contributions made after delivering a notice in such form and in such manner and at such time as the Committee shall specify. Profit sharing distributions and FCA Dollars and Bonus Flexdollars from the Flexible Benefits Plan that members elect to have contributed to the Plan shall be invested in accordance with a member's election in effect with respect to tax-efficient savings contributions at the time profit sharing distributions are contributed to the Plan or, if the member does not have in effect such an election with respect to tax-efficient savings contributions, in accordance with the member's latest tax-efficient savings election or, in the absence of any such election, in the Interest Income Fund. Company matching contributions shall be invested in the Ford Stock Fund. Notwithstanding the foregoing provisions of this Paragraph VII, during and at any time following the Restricted Period, members shall not be allowed to invest additional contributions of any type in the Associates Stock Fund, and elections to invest in the Associates Stock Fund shall be deemed elections to invest in the Ford Stock Fund. Further, beginning with the Restricted Period, members' rights to change investment elections for future contributions under this Paragraph VII shall be temporarily suspended whenever and to the extent administratively required to obtain and implement member elections with respect to a Special Cash Dividend and to process and allocate such a Special Cash Dividend to members' accounts.


Paragraph VIII

Transfer of Assets to Other Investment Elections. Except as is provided in subparagraph (e) of this Paragraph VIII, any member may elect, at such times, in such manner, to such extent and with respect to such assets as the Committee from time to time may determine, to have the value of all or part of the assets invested in any investment election under the Plan in such member's regular savings account, tax-efficient savings account or matching contributions account transferred by being invested in such other of the ways in which a member's regular savings contributions or tax-efficient savings contributions may be invested; provided, however, that:

         a) a member may not transfer the value of amounts credited to his or her Income Fund subaccount except at such times as the Committee may determine,

         b) a member may make one or more such transfer elections with respect to his or her regular savings account, one or more such transfer elections with respect to his or her tax-efficient savings account, and one or more such transfer elections with respect to his or her matching contributions account during each business day and, in addition, a member may elect to transfer the value of amounts credited to his or her Income Fund subaccount at any such time as the Committee may determine,

         c) a member may make transfer elections in either a dollar amount or a percentage of the amount invested in such investment election from which such transfer is elected, in increments of one percent, provided that the amount transferred is at least the greater of five percent of the value of the assets in the investment election from which transfer is elected or $250.00, or, if the amount invested in the investment election from which transfer is elected is less than $250.00, the entire value of the assets invested in the investment election from which transfer is elected,

         d) all such transfer elections shall be subject to such other regulations as the Committee may prescribe, which may specify, among other things, application procedures, minimum and maximum amounts that may be transferred, procedures for determining the value of assets the subject of a transfer election and other matters which may include conditions or restrictions applicable to transfer elections; and

         e) a member shall not be allowed to have the value of any assets invested in any investment election under the Plan transferred to the Ford Stock Fund during the Restricted Period; provided that, except as is provided in the immediately following sentence, a member may during the Restricted Period transfer all or a portion of the value of the member's investment in the Ford Stock Fund to other investment elections allowed under the Plan. During the period beginning with the close of the New York Stock Exchange on the last business day preceding the record date for a Special Cash Dividend and extending through 8:30 am Eastern time of the day immediately following such record date or, if such record date is not a day on which the New York Stock Exchange is open, 8:30 am Eastern time of the day immediately following the next day on which the New York Stock Exchange is open, members shall not be allowed to have the value of any assets transferred into or out of the Ford Stock Fund, and all other transactions, including loans and withdrawals, involving the Ford Stock Fund shall also be suspended. In addition, for such time as is required administratively to implement member elections with respect to a Special Cash Dividend, the rights of members to transfer assets between investment elections otherwise permitted under this Paragraph VIII may be limited or suspended. Further, during the Reinvestment Period the Trustee shall, upon written directions from the Secretary or Vice President and Treasurer of the Company or such party's delegate, at any time and from time to time limit transfers from other investment elections to the Ford Stock Fund if such parties determine that it is necessary to limit such transfers to effect the investment of the Special Cash Dividend in Company Stock as provided in subparagraph 1(a) of Paragraph XVIII. In addition, during and at any time following the Restricted Period, members shall not be allowed to invest any additional assets in the Associates Stock Fund.

Paragraph XI

Investment of Dividends, Interest, Etc. Except as is provided in the following sentences of this Paragraph XI and Paragraph XV (with respect to a Special Cash Dividend), cash dividends, interest, and cash proceeds of any other distribution in respect of the Ford Stock Fund, the Associates Stock Fund, the Common Stock Fund, the Bond Fund, the Interest Income Fund, and the Income Fund shall be invested in the respective Funds, except that, commencing with the dividend on Company Stock payable in the third quarter of 1996, and commencing with the establishment of the Associates Stock Fund (and ceasing on the date The Associates ceases to be a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) that includes the Company), all or a portion of cash dividends paid on Company Stock held in the Ford Stock Fund that have not been in the Plan continuously since January 1, 1989 and all of the cash dividends on the Associates Stock in the Associates Stock Fund shall be distributed in accordance with the provisions of Paragraph XV to members who have elected to invest in the Ford Stock Fund and/or Associates Stock Fund, unless such members elect not to receive such dividends.

Cash dividends on Company Stock in the Ford Stock Fund that are not attributable to a Special Cash Dividend and that are not distributed to members shall be invested on behalf of the members entitled thereto in the Ford Stock Fund through the purchase of additional Ford Stock Fund Units. Until March 3, 1998, cash dividends on Associates Stock in the Associates Stock Fund that are not distributed to members shall be invested on behalf of the members entitled thereto in the Associates Stock Fund through the purchase of additional Associates Stock Fund Units. Cash dividends paid on Associates Stock in the
Associates Stock Fund after March 2, 1998, shall be invested on behalf of members who have investments in the Associates Stock Fund in the Ford Stock Fund through the purchase of additional Ford Stock Fund Units. That portion of a Special Cash Dividend that is attributable to a member's investment in the Ford Stock Fund and that is not distributed to a member shall be invested on behalf of such member in the same funds in which such member's assets are invested and in the same proportions as such assets are invested at the close of the New York Stock Exchange on the day immediately preceding the record date for such Special Cash Dividend, with investment in the Ford Stock Fund being accomplished through the purchase of additional Ford Stock Fund Units, except that any investments in the Associates Stock Fund shall be treated, for this purpose, as an investment in the Ford Stock Fund, and any investment in the 1995 Income Fund shall be treated, for this purpose, as an investment in the Interest Income Fund, unless such member shall have made a different election pursuant to a special election applicable to the Special Cash Dividend, which special election shall be communicated to members in writing and offered to members prior to the payment of the Special Cash Dividend. For purposes of the immediately preceding sentence, such special election shall not permit a member to elect to have his or her portion of the Special Cash Dividend invested in the Associates Stock Fund or the 1995 Income Fund.


Paragraph XV (Subparagraph 3, only)

Cash Dividends on Stock in the Ford Stock Fund and Associates Stock Fund.

Except in the case of a Special Cash Dividend, commencing, in the case of the Ford Stock Fund, with the dividend payable for the third quarter of 1996, all or a portion of cash dividends paid on shares of Company Stock in the Ford Stock Fund that have not been in the Plan continuously since January 1, 1989, shall be distributed proportionately to members who have assets in the Ford Stock Fund on the dividend record date and do not reject such distribution. Commencing, in the case of the Associates Stock Fund, with the first dividend after April 1, 1997, and ceasing on the date that The Associates ceases to be a member of a controlled group of corporations (within the meaning of section 414(b) of the Code) that includes the Company, all or a portion of cash dividends paid on shares of Associates Stock in the Associates Stock Fund shall be distributed proportionately to members who have assets invested in the Associates Stock Fund on the dividend record date and do not reject such distribution. Except in the case of a Special Cash Dividend, the amount of such cash dividends that shall be distributed to members who do not reject distribution shall equal the lesser of
(i) the total of such cash dividends, or (ii) the total amount of cash dividends paid on all shares held in the Ford Stock Fund or Associates Stock Fund, as appropriate, multiplied by the ratio of the number of Ford Stock Fund Units or Associates Stock Fund Units, as appropriate, in the accounts of members who do not reject such distribution or to the number of Ford Stock Fund Units or Associates Stock Fund Units, as appropriate, in the accounts of all members, such determination to be made as of the dividend record date. The amount of such cash dividends that shall be distributed to each member who has not rejected such distribution shall be equal to the total amount of cash dividends to be distributed multiplied by the ratio of the number of Ford Stock Fund Units or Associates Stock Fund Units, as appropriate, in the account of such member to the total number of Ford Stock Fund Units or Associates Stock Fund Units, as appropriate, in the accounts of all members who have not rejected such distribution, all determined as of the close of the New York Stock Exchange on the record date for the dividend. With respect to a Special Cash Dividend, each member shall receive a distribution of the portion, if any, of such dividend allocable to the member's account, based on the member's proportionate interest in the Ford Stock Fund, that the member has elected be distributed, with both a member's proportionate interest in the Ford Stock Fund and the portion of the Special Cash Dividend to be distributed to the member to be determined as of the close of the New York Stock Exchange on the record date for the Special Cash Dividend.

The Company, through the Secretary or Vice President and Treasurer, shall determine the time during which and the manner in which members may elect to receive a distribution of all or a portion of a Special Cash Dividend and, with respect to other cash dividends, shall from time to time determine the times during which and the manner in which members shall be provided an opportunity to reject distribution of cash dividends on Company Stock and Associates Stock or to change a prior election with respect to distribution. For administrative efficiency, the Committee may require members who elect to reject a distribution of cash dividends on either Company Stock or Associates Stock to reject a distribution of cash dividends on both Company Stock and Associates Stock.

Distribution of such dividends shall be made as soon as practicable after receipt of such dividends by the Trustee.


Paragraph XVIII (Subparagraph 1)

Ford Stock Fund, Common Stock Fund, Bond Fund, Interest Income Fund, Income Fund and Mutual Funds.

1.       Ford Stock Fund.

         The Trustee shall establish and administer the Ford Stock Fund in accordance with the following:

         (a)   Investments.

              For each member who elects pursuant to paragraph VII to have Contributions invested in the Ford Stock Fund or for whom a transfer is made to the Ford Stock Fund as provided in paragraph VIII hereof, the Trustee shall invest the sums so to be invested or transferred in accordance with instructions of a person, company, corporation or other organization appointed by the Company. The Trustee may be appointed for such purpose.

              Except as is provided below in this subparagraph, investments shall be made primarily in shares of Company Stock that is common stock; a small portion shall be invested in cash or cash equivalent or other short-term investments to provide liquidity for daily activity. The Secretary or Vice President and Treasurer of the Company shall direct the Trustee to invest such portion of the Ford Stock Fund that is not to be held in cash or cash equivalent or other short-term investments in Participating Stock during the Participating Stock Investment Period. Investment in Participating Stock required to initiate the Participating Stock Investment Period shall be accomplished by direct exchange with the Company of shares of Company Stock that is common stock for shares of Participating Stock at an exchange rate that constitutes adequate consideration within the meaning Section 3(18) of ERISA. The Secretary or Vice President and Treasurer of the Company may also during the Participating Stock Investment Period direct the Trustee to invest some or all of the cash or cash equivalent or other short-term investments in the Ford Stock Fund in Company Stock that is common stock and to exchange such common stock for Participating Stock directly with the Company at an exchange rate that constitutes adequate consideration within the meaning of
              Section 3(18) of ERISA. During the Participating Stock Investment Period, the Trustee may convert shares of Participating Stock into shares of Company Stock that is common stock to the extent necessary to permit members to transfer amounts out of the Ford

              Stock Fund into other investment elections under the Plan, as provided in Paragraph VIII, and to effect distributions. It is expected that, except (i) at such times as the Ford Stock Fund is invested in Participating Stock and (ii) during the Reinvestment Period, about one to two percent of the total assets in the Fund will be held in cash or cash equivalent or other short-term investments, but the percentage may be higher or lower, depending upon the expected liquidity requirements of the Fund. The
              Secretary or Vice President and Treasurer of the Company may establish different percentages at such times as the Ford Stock Fund is to any extent invested in Participating Stock. During the Reinvestment Period, the Ford Stock Fund may hold in cash or cash equivalent or other short-term investments such portion of the Special Cash Dividend that as of any given time cannot be invested in Company Stock in an orderly fashion. Notwithstanding the immediately preceding sentence, the Trustee shall, pursuant to directions from the Secretary or Vice President and Treasurer of the Company, invest cash attributable to the Special Cash Dividend in Company Stock and thereafter shall invest the Ford Stock Fund in accordance with the third sentence immediately above.

              The determination that any exchange, purchase or transaction that the provisions of this subparagraph 1 of paragraph XVIII or paragraph XXII require be for adequate consideration (within the meaning of Section 3(18) of ERISA) is in fact for adequate consideration shall be made by the Company acting through either its Secretary or its Vice President and Treasurer, who may rely on the report of an appraiser who is independent of all parties to any such transaction (other than the plan). For this purpose, the Company shall be a fiduciary of the Plan and shall act through its Secretary or Vice President and Treasurer, whichever party makes such determination. Investments of all or a portion of Ford Stock Fund assets may be made in any common, collective or commingled fund when, in the opinion of the Trustee, such investments are consistent with the objective of the Ford Stock Fund.

         (b)   Ford Stock Fund Units.

              Members shall have no ownership in any particular asset of the Ford Stock Fund. The Trustee shall be the sole owner of all Ford Stock Fund assets. Proportionate interests in the Ford Stock Fund shall be expressed in Ford Stock Fund Units. All Ford Stock Fund Units shall be of equal value and no Ford Stock Fund Unit shall have priority or preference over any other. Ford Stock Fund Units shall be credited by the Trustee to accounts of members as of each valuation date.

         (c)   Ford Stock Fund Unit Prices.

              The term "Ford Stock Fund Unit Price," as used herein, shall mean the value in money of an individual Ford Stock Fund Unit expressed to the nearest cent. The Ford Stock Fund Unit Price as of October 1, 1995 was $10.00, as determined by the Committee. The number of Ford Stock Fund Units as of October 1, 1995 was determined by dividing the market value of shares of Company Stock and cash received by the Trustee for investment in the Ford Stock Fund by such Ford Stock Fund Unit Price. Thereafter, the Ford Stock Fund Unit Price shall be redetermined as of the close of the New York Stock Exchange on each business day that is a trading day of the New York Stock Exchange. The Ford Stock Fund Unit Price for each such business day shall be determined by dividing the net asset value of the Ford Stock Fund on such business day by the number of Ford Stock Fund Units outstanding on such business day. Ford Stock Fund Unit Prices shall be determined before giving effect to any distribution or withdrawal and before crediting contributions to members' accounts effective as of any such business day. Net asset value of the Ford Stock Fund shall be computed as follows:

              (i) Company Stock shall be valued at the closing price on the New York Stock Exchange on such business day, or, if no sales were made on that date, at the closing price on the next preceding day on which sales were made. Notwithstanding the foregoing, the value of Participating Stock, if such stock is not publicly and actively traded on a recognized securities market, shall be determined as of the close of the New York Stock Exchange on each day that is a trading day of the New York Stock Exchange in accordance with procedures determined by the Company.

              (ii) All other assets of the Ford Stock Fund, including any interest in a common, collective or commingled fund, shall be valued at the fair market value as of the close of business on the valuation date. Fair market value shall be determined by the Trustee in the reasonable exercise of its discretion, taking into account values supplied by a generally accepted pricing or quotation service or quotations furnished by one or more reputable sources, such as securities dealers, brokers, or investment bankers, values of comparable property, appraisals or other relevant information and, in the case of a common, collective or commingled fund, fair market value shall be the unit value of such fund for a date the same as the valuation date, or as close thereto as practicable.

                 (iii) Ford Stock Fund Units credited to members' accounts with respect to Tax-Efficient Savings contributions made during any month shall be credited at the Ford Stock Fund Unit Price determined as of the close of business on the day that such contributions are received by the Trustee. Ford Stock Fund Units withdrawn or distributed shall be valued at the Ford Stock Fund Unit Price at the close of business on the day coinciding with the effective date of such withdrawal or distribution.

                 (iv) Except as is otherwise provided in directions from the Company, or dictated by the Trustees' trust accounting conventions, investment transactions, income and any expenses chargeable to the Ford Stock Fund will be accounted for on an accrual basis.

      (d)       Distribution and Withdrawal from Ford Stock Fund.

                  The cash value of assets in the Ford Stock Fund shall be distributed to members or may be withdrawn by members only in accordance with paragraphs XIII, XIV, and XV hereof. All distributions and withdrawals shall be in cash, except that a member making a withdrawal or receiving a distribution may direct the Trustee to make such withdrawal or distribution in the form of whole shares of Company Stock that is common stock, based on the current market value thereof on the effective date of such withdrawal or distribution.

       (e)      Registered Name.

                  Securities held in the Ford Stock Fund may be registered in the name of the Trustee or its nominee.

        (f)      No Commission.

                  No commission shall be charged to the Plan or any trust under the Plan in connection with any acquisition by the Plan of Company Stock from the Company, whether by cash purchase, exchange, conversion or otherwise.


Paragraph XVIII (paragraph (f) of Subparagraph 6)

         (f) The Associates Stock Fund shall cease to operate and shall cease to be an investment election under the Plan at the close of the New York Stock Exchange on December 31, 1999, and all assets remaining in the Associates Stock Fund as of the close of the Exchange on such day shall be transferred to and converted into investments in the Ford Stock Fund as soon thereafter as is practicable. The Trustee, upon written directions from the Secretary or Vice President and Treasurer of the Company, shall convert the assets in the Associates Stock Fund into cash or cash equivalent or other short-term investments in an orderly manner, in anticipation of such transfer to the Ford Stock Fund.


Paragraph XXII

Acquisition of Securities by the Trustee. Employee regular savings contributions, tax-efficient contributions and Company matching contributions and earnings thereon in the accounts of members shall be invested by the Trustee as soon as practicable after receipt thereof by the Trustee.

The shares of Company Stock from time to time required for purposes of the Plan shall be acquired by the Trustee from the Company, or from such other person or corporation, on such stock exchange or in such other manner, as the Company by action of its Board of Directors or any committee or person designated by the Board of Directors, from time to time in its sole discretion may designate or prescribe, provided, however, that except as required by any such designation by the Board of Directors, such shares shall be purchased by the Trustee from such source and in such manner as the Trustee from time to time in its sole discretion may determine. Except as hereinafter provided, any share so acquired from the Company may be either treasury stock or newly-issued stock, and, except as is provided in the immediately following sentence, shall be purchased at a price per share equal to the current market value on the date of purchase. During the Participating Stock Investment Period, the Trustee shall acquire shares of Participating Stock from the Company by exchange of shares of Company Stock that is common stock acquired by the Trustee with contributions and earnings or otherwise held by the Trustee under the Plan for shares of Participating Stock, any such exchange or purchase to be for adequate consideration within the meaning of Section 3(18) of ERISA and to comply with the requirements of the fourth paragraph of subparagraph 1(a) of Paragraph XVIII.

Anything herein to the contrary notwithstanding, the Trustee shall not invest any of the funds in the Ford Stock Fund in any shares of Company Stock, other than Participating Stock, unless at the time of purchase thereof by the Trustee such shares shall be listed on the New York Stock Exchange.

The shares of Company Stock held by the Trustee under the Plan shall be registered in the name of the Trustee or its nominee, but shall not be voted by the Trustee or such nominee except as provided in paragraph XXIV hereof.

In the event that any option, right or warrant shall be received by the Trustee on Company Stock, the Trustee shall sell the same, at public or private sale and at such price and upon such other terms as it may determine, unless the Committee shall determine that such option, right or warrant should be exercised, in which case the Trustee shall exercise the same upon such terms and conditions as the Committee may prescribe.


Paragraph XXVI (first paragraph)

Operation and Administration. Pursuant to ERISA the Company shall be the sole named fiduciary with respect to the Plan and shall have authority to control or manage the operation and administration of the Plan. The Secretary and Vice President and Treasurer of the Company are named in subparagraphs 12, 13, 42, 43 and 44 of Paragraph 1, subparagraph (e) of Paragraph VIII, paragraphs (a), (c) and (d) of subparagraph 1 of Paragraph XVIII, paragraph (f) of subparagraph 6 of Paragraph XVIII, and Paragraph XXII and in connection with the acquisition, conversion and valuation of Participating Stock. Such parties shall act in connection with such matters as agents of the Company in its capacity as named fiduciary of the Plan. Whenever, in connection with such matters, the Secretary or Vice President and Treasurer deem it appropriate to give directions or provide valuations of Participating Stock that are not otherwise expressly required by the above provisions of the Plan, the Secretary and Vice President and Treasurer of the Company are authorized to give such directions and provide such valuations on behalf of the Company.